Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-232656, No. 333-244487 and No. 333-252951), Form S-3 (No. 333-256830) and Form S-8 (No. 333-224572 and No. 333-261302) of NeuroOne Medical Technologies Corporation of our report dated December 15, 2021, relating to the financial statements, which report expresses an unqualified opinion on the financial statements for the year ended September 30, 2021 and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements, appearing herein.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

May 31, 2022